Sub-Item 77Q3
Because the electronic format for filing Form NSAR does not provide adequate space for responding to Items 72DD1, 72DD2, 73A1, 73A2, 73B, 73C, 74U1, 74U2, 74V1, and 74V2 correctly, the correct answers are as follows:

72DD1/72DD2-
Series 3 - Class A $1098, Class B $119, Class C $18.
Series 6 - Class A  $6291, Class B $546, Class C $147.
Series 7 - Class A $2029, Class B $2238, Class C $160.

73A1/73A2-
Series 3 - Class A $0.1760, Class B $0.1270 and Class C $0.1270.
Series 6 - Class A $0.4960, Class B $0.3420, Class C $0.3380.
Series 7 - Class A $0.5820, Class B $0.5220 Class C $0.5220.

74U1/74U2-
Series 3 - Class A 5889, Class B 754, Class C 143.
Series 6 - Class A 20071, Class B 2292, Class C 1510.
Series 7 - Class A 2738, Class B 3327, Class C 261.

74V1/74V2-
Series 3 - Class A $9.84, Class B $9.04, Class C $9.01.
Series 6 - Class A $25.46, Class B $25.21, Class C $25.43.
Series 7 - Class A $8.25, Class B $8.07, Class C $8.12.